UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: July 13, 2010)

Gulf United Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52322	20-5893642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 22165
Houston, Texas 77227-2165
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 942-6575

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 13, 2010, Gulf United Energy, Inc. (the “Company”) entered into a farmout agreement (the “Farmout Agreement”) with SK Energy Co. LTD. (“SK”).  Pursuant to the terms of the Farmout Agreement, the Company, through its wholly owned subsidiary Gulf United Energy Cuenca Trujillo Ltd., acquired the right to earn an undivided forty percent (40%) participation interest in Block Z-46, an approximately 2.8 million acre offshore block in Peru.  The assignment of the participation interest in Block Z-46 is conditioned upon the approval of the assignment by Perupetro S.A.  In the event Perupetro S.A. does not approve the assignment on or before January 13, 2012, SK may terminate the Farmout Agreement.  Prior to the execution of the Farmout Agreement, SK held 100% of the interests in the license agreement covering Block Z-46.  SK, through its subsidiary SK Energy Sucursal Peruana, will serve as operator on Block Z-46.

Pursuant to the terms of the Farmout Agreement, the Company will pay to SK approximately $2,914,917 for past costs and expenses incurred through May 31, 2010.  The payment for past costs is due within thirty (30) days after receipt of the approval from Perupetro S.A.  The Company will also pay SK its proportionate share of on-going costs and thirty-five percent (35%) of seismic acquisition costs (which includes 75% of the seismic acquisition costs incurred in the second exploration period between July 19, 2009 and August 16, 2011).

The Company acquired the right to enter into the Farmout Agreement from James M. Askew, John B. Connally III, Ernest B. Miller IV, and Rodeo Resources, LP, an entity owned by Jim Ford (collectively the “Assignors”) pursuant to an assignment agreement dated as of April 5, 2010 (the “Assignment”).  In connection with the execution of the Assignment, the Company agreed to pay the Assignors a $1,680,000 fee by issuing to each of the Assignors 14,000,000 shares of the Company’s common stock.  The Assignors also reserved a 2% overriding royalty interest all oil, gas and other minerals produced and saved for the benefit of the Company on Block Z-46.

The issuance of the 56,000,000 shares in connection with the Assignment was conditioned upon the approval by the holders of a majority of the shares of Company common stock issued and outstanding of a proposal to amend the Company’s articles of incorporation to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000 (the “Proposal”).  The Company also sought the approval of the Proposal by a majority of the outstanding shares of Company common stock excluding shares beneficially owned by the Assignors or any officer or director of the Company (the “Disinterested Shares”).  On June 1, 2010, the Proposal was approved by the holders of a majority of the shares of Company common stock issued and outstanding and a majority of the Disinterested Shares.  The Company believes, among other things, that the approval of the Proposal by a majority of the Disinterested Shares should constitute a ratification of the Assignment.

Item 3.02  Unregistered Sales of Equity Securities

From April through July 15, 2010, the Company sold an aggregate principal amount of $2,800,000 in unsecured promissory notes.  The notes bear interest at 8% annually with all interest and principal due at maturity.  The Company issued to the purchasers of the notes an aggregate of 28,000,000 shares of common stock as additional consideration.

The information set forth in Item 1.01 relating to the issuance of an aggregate of 56,000,000 shares of common stock is incorporated into this Item 3.02 by reference.

The foregoing transactions were undertaken in reliance upon the exemption from the registration under Section 4(2) of the Securities Act.  The Company did not pay any sales commissions in connection with the sale of its shares.

Item 9.01  Financial Statements and Exhibit

(c)           Exhibits

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	Assignment Agreement dated April 5, 2010, by and between the Company, James M. Askew, John B. Connally III, Ernest B. Miller IV, and Rodeo Resources, LP.
10.2	Farmout Agreement, dated July 13, 2010, by and between Gulf United Energy Cuenca Trujillo Ltd. and SK Energy, Sucursal Peruana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 19, 2010

GULF UNITED ENERGY, INC.

By:	/S/ DON W.WILSON
Don Wilson, Chief Executive Officer